NORTHERN FUNDS

                                   FORM N-SAR

                                File No. 811-8236

                    Six-Month Period Ended September 30, 2003


EX-99.77Q1(a): Copies of any material amendments to the registrant's charter or by-laws

                                 AMENDMENT NO. 5
                                     TO THE
                              DECLARATION OF TRUST
                                       OF
                                 NORTHERN FUNDS


     The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Northern Funds on July 29, 2003.


     RESOLVED, that the terminations of the Northern Funds Global Communications Fund and International Select Equity Fund, be, and they hereby are, ratified, confirmed and approved;

     FURTHER RESOLVED, that the Agreement and Declaration of Trust be amended for the purpose of abolishing and terminating the Northern Funds Global Communications Fund and International Select Equity Fund; and

     FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such filing is appropriate.



Date:  July 29, 2003                                  /s/ Jeffrey A. Dalke
                                                      --------------------
                                                      Jeffrey A. Dalke
                                                      Secretary

                                 NORTHERN FUNDS
                          (a Delaware statutory trust)

                             By-Law Amendment No. 1

                                   Article III

                                  Shareholders

                                      * * *

          Section 7. Record Date. For purposes of determining the shareholders who are entitled to notice of and to vote at any meeting, or to participate in any distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding one hundred twenty (120) days, as the Trustees may determine; or without closing the transfer books the Trustees may fix a date not more than one hundred twenty (120) days prior to the date of the meeting of Shareholders or distribution or other action as a record date for determination of the persons to be treated as Shareholders of record for such purposes, except for dividend payments which shall be governed by the declaration.




                                 NORTHERN FUNDS
                          (a Delaware statutory trust)

                             By-Law Amendment No. 2

                                    Article V

                                   Committees


                                      * * *


          RESOLVED, that Article V, Section 2 of the By-Laws of Northern Funds, be, and hereby is, amended and restated as set forth below:


          Section 2. Conduct of Business. Except as the Trustees may otherwise determine, any Committee may make rules for the conduct of its business, but unless otherwise provided by the Trustee or in such rules, its business shall be conducted so far as possible in the same manner as is provided by the Agreement and Declaration of Trust and these By-Laws for the Trustees themselves. Any Committee to which the Trustees delegate any of their powers or duties shall keep records of its meetings and shall report its actions to the Trustees.